EXHIBIT 77D
for AXP Global Series, Inc.
            AXP Emerging Markets Fund
            AXP Global Balanced Fund
            AXP Global Bond Fund
            AXP Global Growth Fund
            AXP Innovations Fund



The following investment policies were eliminated for the Fiscal Year Ended 10/31/99:


           That the 5% restrictions on when-issued securities be eliminated.